Exhibit 99.2

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

HMS HOLDINGS CORP.

Moderator: Robert Holster

February 29, 2008

9:00 am CT

Operator:	Good morning. My name is Carmen. And I will be your conference operator today.

At this time I would like to welcome everyone to the HMS Holdings Corporation Fourth Quarter and Full Year Financial Results conference call.

All lines have been placed on mute to prevent any background noise.

After the speakers' remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you have already done so please press the pound sign now, then press star 1 again to ensure your question is registered.

Thank you. Mr. Robert Holster you may begin your conference.

Robert Holster:	Thank you Carmen. Good morning everyone. It’s a pleasure to have you join our Fourth Quarter and Full Year 2007 Earnings call.

I’m Bob Holster, Chairman and CEO of HMS Holdings.

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

I’ll be hosting the call along with Bill Lucia, our President and Chief Operating Officer, and Walter Hosp, our CFO.

The slide presentation designed to complement the conference call may be found at our Web site, www.hmsholdings.com. Please see the quarterly results page under Investors and click on the link to the webcast.

We’ll be making forward-looking statements in the course of this call so please refer to the list of qualifiers included in yesterday evening’s press release and the Safe Harbor statement on Slide 1 of the presentation.

This morning Walter will review HMS’s Fourth Quarter and Full Year 2007 Financial Results.

Bill Lucia will update you on new business.

And then I’ll go over our guidance for next year.

Walter.

Walter Hosp:

Well thank you Bob and good morning everyone. HMS posted yet another record quarter of financial results in Q4 ’07. This is also the first quarter which includes a full quarter of BSPA results in both 2006 and 2007.

Let me note at the onset the HMS exceeded it’s guidance for fourth quarter and full year by approximately $1.7 million in revenue and approximately 700,000 in adjusted EBITDA.

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

Revenue resulted and a quarterly record of $41.7 million, an increase of $8.1 million or 24% from the $33.6 million reported for the same quarter of 2006.

As we have mentioned at some recently attended investor conferences, the quarter was fueled by exceptional growth in our MCO business which recorded $7.7 million of revenue in the quarter.

We have already explained that the MCO result was due in part to a pile up of revenue into the quarter due to large account implementations coming online.

We think that MCO will return to its normal growth trajectory in the First Quarter of 2008 and we are expecting approximately 50% growth for MCO for the Full Year 2008.

We also recorded $0.9 million of revenue from our acquisition of Permedion which occurred in early October, 2007.

Adjusting for Permedion our revenues increased 21% for the quarter versus prior year.

Now let’s turn to the expenses for the quarter.

Total operating expenses for the quarter were $34.1 million an increase of $4.4 million or 15% compared to the $29.7 million in the same quarter last year.

Compensation expense of $16.3 million increased $2.6 million or 19% from the same quarter of the prior year. We ended this quarter with an average headcount of 743 employees, a 29% increase over the average 577 employees at the end of the prior year quarter.

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

Much of this increase has been from new staffing to handle higher transaction processing levels and bringing in additional executive talent in the areas of client account management, government relations, finance and human resources.

Data processing expense of $2.9 million increased $0.9 million or 44% from the prior year quarter. This increase was primarily due to $0.6 million of additional software licensing fee costs resulting from dialing up our MIPs on our mainframe platform and $0.2 million from higher hardware expense.

Occupancy costs of $3.0 million increased $0.8 million or 38% from prior year as a result of an expansion in the number and size of our locations particularly our new Irving, Texas location.

Direct project costs of $6.0 million increased $0.4 million or 7% from the same quarter of the prior year.

As a percentage of revenue direct costs were 14.4% compared to 16.7% in the prior year.

Other operating costs of $4.8 million were $2.1 million higher than the same period prior year. Almost half of this increase resulted from additional non-payroll temporary help expenses in our service centers which fluctuate with increases in quarterly transaction volumes.

The remaining increase came from professional and consulting expenses, insurance, travel and office supplies.

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

Amortization of intangibles associated with the BSPA acquisition was $1.2 million for the quarter, a decrease of $2.4 million from the same quarter last year.

Ongoing intangible amortization will continue at the rate of approximately $4.6 million per year.

This resulted in operating income for the quarter of $7.6 million, an increase of $3.7 million or 95% versus Q4 ’06.

Our operating income margin for the quarter was 18.1%. This included approximately $0.8 million of non-reoccurring expenses. These expenses are primarily related to accelerating from 2008, the relocation of certain offices particularly our largest office space which relocated from Dallas, Texas to Irving, Texas and which is now our company’s largest location with current capacity for up to 400 employees.

Adjusting for these expenses the operating margin would be 20.1% for the quarter.

Interest expense was $0.5 million for the quarter due mainly to acquisition related indebtedness. This expense was partially offset by $0.1 million of interest income generated over the quarter.

In 2008 we forecast that net interest expense will be nominal as interest income on growing cash balances offsets decreasing interest expense on our amortizing loan.

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

With regard to taxes, the company had $3.2 million of income tax expense for the fourth quarter and effective tax rate of 43.8%. Our effective tax rate for the Full Year 2007 was 43.7%.

During the fourth quarter the company conducted a review of our state tax apportionments and existing entity structure.

As a result of this study we realigned our state apportionments with our current business configuration and reorganized our subsidiary entities to take full advantage of our business services company. This will have the effect of lowering our projected 2008 effective tax rate to 42% and positions the company for potential future reductions in our effective tax rate should our business configuration continue to be distributed more nationally.

It should be noted however that the effective tax rates can vary by quarter depending upon the level and geographic mix of our profits.

Our net income for the quarter was $4.0 million, an increase of $2.2 million from the Fourth Quarter of 2006. Fully diluted weighted average shares outstanding for the quarter were 26.7 million resulting in a fully diluted EPS of $0.15 for the quarter more than doubling the $0.7 reported for the same quarter prior year.

Looking at the full year income statement, revenue for 2007 was $146.7 million which exceeded our prior guidance of $145 million by $1.7 million. The result was 67% above the revenue of 87.9 million for 2006.

Operating income for the year was $28.3 million which resulted in a full year operating margin of 19.3% compared to an 8.8% operating margin for 2006.

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

Adjusting for the before mentioned of $0.8 million in non-reoccurring expenses in Q4, the full year operating margin would be 19.8%.

Net income from continuing operations was $15.0 million for 2007 or $0.57 per diluted common share versus $4.9 million of income from continuing operations or $0.21 per diluted common share in the prior year.

Adjusted EBITDA for the Full Year 2007 was $40.7 million which was above our most recent guidance of $40 million. This resulted in an adjusted EBITDA margin of 27.7% for the year.

We now turn to the balance sheet and look at our general financial condition at December 31, 2007.

Our cash and cash equivalents were $21.3 million having grown from the $6.7 million at the end Q3 ’07 or an increase of $14.6 million for Q4.

This cash is invested in taxable money marketable accounts with a major money center bank and we have not been subject to any valuation adjustments in these investments.

Accounts receivable at $39.7 million were nearly flat when compared with the $39.6 million at the end of September, 2007 despite a substantial increase in revenue for the quarter.

The number of days’ sales outstanding (DSO) at yearend increased to – decreased to 86 days compared to the 94 days at the end of September, 2007.

We had $23.6 million of debt outstanding at yearend from a $40 million term loan originally borrowed to fund the BSPA acquisition.

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

We continue to make principal repayments of $1.575 million each quarter. There still have been no borrowings under our $25 million revolving credit facility.

For 2008 we anticipate that existing cash balances and funds generated by operations will be sufficient for all our cash needs.

Looking at the statement of cash flow for the year ended 2007, cash provided by operations increased to $28.2 million compared to $17.5 million for the same period of the prior year.

The $28.2 million cash from operations was comprised of net income of $15.0 million, non-cash charges and depreciation and amortization expense of $10.6 million, non-cash share-based compensation expense of $2.2 million, a change in deferred taxes of $3.4 million and an increase in accounts payable and other accrued expenses of $6.3 million. This is offset by an increase in accounts receivable of $8.2 million and other uses of cash of $1.1 million.

During 2007 cash used in investing activities was $26.5 million of which $15.0 million was the payment of the PCG payable we recorded in the Second Quarter of 2007 related to the BSPA acquisition and paid at the end of September.

Purchases of property, equipment and software development were $10.8 million. These expenditures were higher than planned due to acceleration of the office moves mentioned before which were originally planned to be completed in 2008.

Capital expenditures in 2008 are forecast at $8.0 million.

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

Cash provided from financing activities of $7.0 million consisted of principal payments of the term loan of $7.9 million offset by $6.6 million received from stock option exercises and $8.3 million for the tax benefit from disqualifying dispositions.

We expect that given our outstanding pool of unexercised stock options, our cash taxes will continue to benefit substantially from disqualifying dispositions into 2008.

We do not perceive paying a higher level of cash taxes until the Second Half of 2008. However this assumption is based upon continued exercise of employee stock options which the company does not control.

Now let us review EBITDA for the Fourth Quarter of 2007. EBITDA for the quarter was $10.4 million compared to $8.5 million in the same quarter of the prior year.

Adjusted EBITDA was $11.1 million for the quarter, an increase of $2.0 million or 21.4% over the same period of the prior year.

For the Full Year 2007 adjusted EBITDA was 40.7 million more than double the level of 2006.

EBITDA is defined as earnings before interest taxes, depreciation and amortization, adjusted EBITDA represents EBITDA adjusted for share-based compensation expense.

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

We have provided a reconciliation of EBITDA and adjusted EBITDA to net income in the press release and the conference call slide. Please refer to them for a more detailed explanation of these measures.

And that concludes our review of the financial results and financial position of the company.

Bob.

Robert Holster:	Thank you Walter. Bill Lucia is now going to update you on the new business brought in-house in the last quarter.

Bill Lucia:	Thank you Bob, and good morning everyone.

Focusing now on new business in our government sector, after a competitive procurement process the State of New Jersey awarded HMS a contract to provide third party identification and recovery and cost containment services for the Department of Human Services.

We now serve the Medicaid Program, SCHIP, Pharmaceutical Assistance to the Aged and Disabled and the Aids Drug Distribution Programs. This continues our relationship with New Jersey where we have recovered $850 million since 1986.

The scope is very similar to our last contract and the term is for three years with options to renew for two additional one year periods.

We also expanded the scope of our relationship in West Virginia by adding the state’s SCHIP Program where we now provide other health insurance

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

identification to assist them in making enrollment decisions and various recovery and cost containment initiatives.

In our managed care market we were awarded a contract to provide third party liability cost avoidance services to Network Health, a 150,000 member health plan serving the Massachusetts Medicaid Program otherwise known as MassHealth.

And as in our government market we are experiencing the same scope expansion opportunities for up-selling with existing customers evidenced by the expansion of our recently awarded contract with Centene Corporation.

We will now perform pharmacy recovery for all of Centene plans nationwide. Our original contract included providing only HMS’s cost avoidance services.

And at Molina Healthcare we added Michigan to our original three states, Ohio, Indiana and Washington, and also increased the scope of the contract to add major medical claims recoveries to our existing pharmacy recovery and cost avoidance services.

We continue to focus on opportunities in the federal market and in December HMS was one of five vendors awarded an umbrella audit contract by the Centers for Medicare and Medicaid Services under the new Medicaid Integrity Program.

The contract qualifies us to bid on individual task orders issued by CMS for a variety of auditing functions designed to identify inappropriate payments. The term of the contract is one year however CMS has the option to renew the contract on an annual basis.

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

The first task order was issued in January, 2008 and includes audits of Medicaid providers located in CMS Regions 3 and 4 which includes 14 Southeast and Mid-Atlantic states.

CMS is currently expected to select the vendor for task order one by the end of March.

The CMS audit MIP Award is a reflection of HMS’s growing capabilities and corporate commitment to ensuring the integrity of our government funded healthcare programs.

Robert Holster:	Before we move onto a discussion of our 2008 numbers, I’d like to comment on the environment we expect to be operating in for the balance of the year.

Medicaid spending, the primary driver of our government and managed care businesses and the key economic metric that underlies our planning is projected by the Congressional Budget Office and by CMS to grow at a rate of approximately 7% in 2008.

To the extent we enter a recession and the rate of unemployment rises from the present 4.9% level, Medicaid spending has the potential to increase more rapidly which is what we saw in the 2001-2002 recession.

We don’t see much comprehensive state level healthcare reform initiatives having much of a Medicaid expanding impact in 2008.

Given the failure of the California initiative and the overspending generated by the Massachusetts Commonwealth Care Program we think there will be proposals but not much action until we have new leadership at the federal level beginning in 2009.

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

Whether or not the U.S. is in recession, the states with large Medicaid populations and that includes California, New York, Ohio, New Jersey, Florida and others that are our largest customers, might as well be in recession based on the significant budget shortfalls they’re projecting for FY 2009 which begins in July.

You’re beginning to hear budget cut proposals from the governors of these states and most of the proposals called for cutbacks in Medicaid which is not a largest line item in most state budgets.

But the chances that Medicaid will be cut once the governor’s proposals actually make it through state legislatures are slim for a couple of reasons.

First, cuts in Medicaid because each state dollar carries with it approximately one dollar of federal matching funds are twice as painful to constituents as cuts in programs that are solely state funded.

Second, cuts in Medicaid reimbursement to make more difficult to keep providers in the Medicaid network and that tends to push patients to emergency room settings which are generally more expensive than either a doctor or clinic visits.

The states have an additional problem in that state budget deficits tend to come in pairs as lower personal and corporate earnings in one year translate into lower estimated tax deposits in the second year even if the economy has otherwise started to recover.

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

The combined effect of all this is that we expect states to be actively seeking new ways to reduce costs and control spending and that makes for a good selling environment for our services.

Federal attention in the last year of President Bush’s term seems to be focused primarily on restricting the increase in Medicare costs which because of the size of the program and current demographic trends is seen as far more dangerous to the nation’s economic health.

We think that bodes well for the future of audit and control initiatives that we hope to support through Program Integrity efforts like MIC as Bill Lucia has just described.

Looking beyond 2008 we believe that a new President and a new Congress in 2009 are likely to enact a major expansion of the Medicaid and SCHIP Programs which implies a significant acceleration of growth and government healthcare expenditure in HMS’s coordination of benefits and Program Integrity opportunities. And we are investing in expanding our capabilities with that future in mind.

With that as a backdrop let’s talk about projected 2008 financial performance.

For 2008 we’re projecting and actually are continuing to project that HMS revenues will grow to $170 million, that’s about 16% growth rate, and that adjusted EBITDA will grow 21% to $49 million.

Beginning for 2008 we will be providing EPS guidance. We estimate that fully diluted GAAP EPS will increase by 28% to $0.73 with help from an effective tax rate that will drop from 43.7% to approximately 42% as Walter described a few minutes ago.

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

As we’ve also said we expect our managed care revenues to grow approximately 50% and our government revenues to grow at a low teens rate both assisted by an increase of approximately 7% in total Medicaid Program expenditures.

To the extent the states respond to budgetary pressures by accelerating the move of Medicaid lives into managed care, we would expect that our product revenue mix might change but not necessarily the total revenue picture.

We have not included in this projection any revenues associated with the Audit MIP Project that Bill just described or the Medicare Claim RAC. Projects that most of our listeners are probably familiar with.

By the end of the first quarter we expect to have a better handle on how states are actually reacting to their budgetary problems, how fast Medicaid expenditures are really growing and we might know the outcomes of the MIC and RAC procurements so we’ll adjust guidance then if it’s appropriate to do so.

Our 2008 budget calls for quarter-to-quarter revenue growth to be fairly smooth through the year but as we pointed out consistently we can have substantial variation in quarterly results caused by the timing of individual large projects for our clients.

Irrespective of whether we win the first MIP task order, we are committed to expanding our Program Integrity capabilities in both state and federal markets. We’ve already stepped up spending in that connection so we may see earnings slightly more skewed to the second half than was the case in 2007.

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

We should see extremely healthy cash flow in 2008 with adjusted EBITDA projected at $49 million with CAPEX of only about 8 million and a fairly small likelihood of paying cash taxes before late in the year.

And finally while it’s not reflected in our guidance we continue to actively explore acquisition opportunities as a means of rounding out our Program Integrity product offering just as we did by acquiring Permedion in the Fourth Quarter of 2007.

That concludes our formal presentation. And we’re happy to take your questions.

Operator:	At this time I would like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Whit Mayo of Stephens, Inc.

Whit Mayo:

Walter you mentioned in your prepared remarks about $800,000 expense which looks like about $.03 from relocation expenses. Can you expand a little more on that and does that include, you know, any write-offs with respect to any operating leases?

Walter Hosp:	Yes, it does. Again that $800,000 is primarily related to office relocations, the biggest one of which I outlined is in Dallas, Texas.

We did leave some old space that did require a write-off on that. And that’s why we deemed this as non-reoccurring.

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

The majority of that $800,000 you’d find in our occupancy line for the fourth quarter.

Whit Mayo:

Okay. And idea of what kind of a normal – I’m just trying to isolate kind of what the lease would have been without writing it off. Any idea for what kind of a normal number would have been, obviously significantly lower than the $800,000?

Walter Hosp:	No, the $800,000 are one-time charges. But the ongoing occupancy expense will be higher than what it was trending without the $800,000.

So we went into larger and slightly more expensive space there but it’s not – you know, one shouldn’t conclude that the higher expenses in Q4 in occupancy are going to continue at that – those levels.

Whit Mayo:	Okay, okay, that’s helpful. And this obviously was the very first quarter that, you know, as you guys mentioned in your remarks that we’ve seen the combined HMS and BSPA company.

And I understand that projects are very intertwined at this point in time and very difficult to isolate kind of what’s what.

But I think in 2006 you guys were still making a little bit of money on the dual eligibles that you obviously don’t see now in your pool of claim.

So in your press release you indicate that on an apples-to-apples basis you felt that organic growth was around 20%.

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

You know can you help us understand a little bit what’s underpinning that calculation?

Robert Holster:	Whit, you know, we grew 24% Q4 to Q4, 21% excluding Permedion as Walter indicated.

Our MCO business was of course much stronger. If you exclude our MCO businesses, everything else grew at about an 8% rate in the fourth quarter but that was a function of a comparison to a tough Q4 ’06 that did include a couple million dollars of pharmacy revenue associated with the dual eligibles. That was sort of the last hurrah for us in the – as Part D moved dual eligible pharmacy expense to Medicare from Medicaid.

In the Fourth Quarter of ’06 we were still processing ’05 dates of services that predated the implementation of Part D.

We believe that our non-MCO businesses in general are growing at a low teens rate and we believe that that’s the rate they experienced if you look at the totality of 2007.

Whit Mayo:	Okay, okay. So that’s consistent with what we’ve heard for some time.

And just looking at Permedion now, you’ve owned it for a couple quarters. Do you guys have any earn-outs with that Management Team?

Robert Holster:	No.

Whit Mayo:	Okay, okay. And could we get just kind of a spot number for the end of the quarter with number of covered lives that you had under contract with your

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

managed care business and how many of those were revenue producing? I understand that the number was relatively strong.

Bill Lucia:	Yes Whit, this is Bill. We had about nine million lives contracted at the end of the quarter with close to seven million implemented.

So we significantly reduced our backlog.

Whit Mayo:	Okay. And looking at the managed care business a little bit, I mean obviously we heard some news over the past quarter about WellPoint assessing the Ohio market and leaving that.

And I understand it’s a very, very competitive state and unique for many others.

But just any thoughts on the impact from you guys whether or not they were in fact a customer and I believe he’s got several other customers within that state so just any sense for how you see that playing out.

Bill Lucia:	Well our other customers in that state have not exited and when one exits the market usually those lives go into the other plan.

So as you know, WellPoint it was a pretty new state for them. So we didn’t feel much of an impact from a positive perspective yet because our contract with WellPoint started in California and grew – moved East so those lives are being, I believe are being absorbed by the other plans that exist in Ohio which are clients of ours.

Whit Mayo:	Okay. And can you remind us, I can’t remember exactly when they’re planning on leaving or if they’ve already exited the state?

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

Bill Lucia:	I believe and I’m not sure but I believe they already exited the state.

Whit Mayo:	Okay, okay, so those have already been distributed.

And Walter just can we get – just one last question and just can we get an idea for what you think stock comp. will be on a pretax basis for 2008?

Walter Hosp:	We don’t get that specific in terms of the level of guidance that we provide on this.

Having said that I will indicate that it’s higher than what we’ve experienced in 2007.

And you’ll see more specific disclosures on that in our upcoming 10-K and in our proxy.

Whit Mayo:	Okay. But is it safe to say that, you know, if we look at it on a percentage of revenue basis maybe it’s not substantially higher but given the new grants on an absolute basis it’s clearly going up?

Walter Hosp:	Yeah, but you may see some increase on a percentage basis as well.

Whit Mayo:	Okay, okay. Well we’ll talk about that later. Okay, thanks guys.

Robert Holster:	Thank you.

Operator:	Your next question comes from Charles Strauzer with CJS Securities.

Charles Strauzer:	Hi, good morning.

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

Robert Holster:	Hi Charlie.

Charles Strauzer:

Hey just a quick clarification on the guidance. The numbers you gave out I’m coming to a higher EPS number than $0.73 and, you know, especially given the lower tax rate, what should we be assuming in there for share count and interest expense? You know, that may be the one variability that may be throwing me off there.

Walter Hosp:	Well on share count we finished the Full Year of ’07 with 26.3 million shares and you should probably use a denominator of 27 million shares for ’08.

Charles Strauzer:	Okay. And then the expectations on interest expense because if you have – you’re roughly almost at a net cash position now and going into Q1 as you generate cash flow.

Is it your intention to pay down that term loan or are there penalties for prepayment on that?

Walter Hosp:	There are no penalties but it’s a modest level of leverage and we have some of that in floating rates which we’re enjoying right now.

The answer to your question regarding net interest expense as I made some comments in my prepared remarks is that that’s going to be close to zero as our cash balances which have developed very, very nicely and we expect to continue to develop nicely the interest income on that offsets the declining interest expense that we have as we’re paying down our loan.

Charles Strauzer:	So if I factor that in and the lower tax rate I should be coming up with a higher EPS number versus if you take the $49 million of EBITDA and, you know,

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

subtract out D&A and, you know, the lack of having to pay interest and also the lower tax rate. You know, $0.73 does not seem to equate. I don’t know what I’m missing there.

Walter Hosp:	Without looking at your numbers, the only other direction I could provide you is that implied in our ’08 guidance is approximately a 20% operating margin.

Charles Strauzer:	Got it. Okay. So maybe my D&A is off there so that’s fine. We’ll work on that later.

The other question I had for you Walter while I’ve got you is, you know, when you look at the various expense lines, the occupancy expense of about $3.0 million in the quarter, now that the move is kind of complete down in Texas, is that kind of a good run rate number to be using going forward?

Walter Hosp:	No, as I explained to Whit, the Q4 number has the majority of that $800,000 of one time charges in it, not all of it.

Charles Strauzer:	Got it; got it.

Walter Hosp:	So those are one-time. Now it will go up high – just to reiterate it’ll go up higher than what you’re seeing in Q3 but it’s certainly not going to be at the run rate of the $3.0 million.

Charles Strauzer:

Understood, understood. And then obviously operating costs, other operating costs, sound like you had some professional fees in there maybe from some lobbying efforts and stuff related to some of the new opportunities out there.

Is that expected to kind of continue into ’08 as well?

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

Walter Hosp:	Yes. These are ongoing levels of charges that, you know, if you’re specifically referring to other operating costs, those costs are not expected to decline.

Charles Strauzer:	Excellent, okay. Thank you very much.

Operator:	Your next question comes from Richard Close of Jefferies & Company.

Richard Close:	Bob, Richard here. You obviously painted I guess a positive environment albeit negative I guess with respect to the economy and the state budgets and all that.

How quickly does your company seem to benefit I guess maybe on a historical basis when things are tougher for your state clients. How quickly do they usually come to the table to maybe seek you guys out or seek ways to, you know, regain revenues and reduce costs?

Robert Holster:

I don’t think you can make a precise assumption. I can tell you this, as we move farther into the year and certainly by the time we’re six months into the year, to the extent that the negative economic climate will be generating higher unemployment we’ll be expecting to see higher levels of Medicaid paid claims and a larger coordination of benefits opportunity.

My comments about the selling environment really relate to just that, the selling environment. You can’t be – we’ll be aggressively describing our capabilities to all our customers but it’s impossible to say when any one particular customer will bite.

Richard Close:	Okay, and I guess a follow-up to the last part of your statement there.

HMS HOLDINGS CORP.

Moderator: Christine Rogers

2-29-08/9:00 am CT

Confirmation #33915129

You know you talked about a government relations initiative, you know, over the last year. And I was wondering if you could give us an update there.

How active have you guys been in, you know, going out and shaking hands with legislatures and people in the governor’s office out there in the states and maybe even on the federal level?

Robert Holster:	Well I think it’s fair to say that we’re significantly more active. And we think we’re doing a better job of explaining the benefit we bring to federal and state programs.

We’ve visited with scores of congressional offices for example. I can’t really – I don’t think it would be helpful to be more specific than that.

Richard Close:	And the response has been?

Robert Holster:

Our value proposition is pretty simple Richard. I think that when we have the opportunity to explain it to people they understand it and we hope to see that translate into opportunity particularly as Congress continues to revisit programs like SCHIP expansion or revisit the idea of expanding federal match to medical support enforcement.

Richard Close:

Okay. I guess a question on the managed care business. Excuse me. We – you mentioned the scope expansion or Bill mentioned the scope expansion and talked about opportunities there and you had Centene and Molina.

I guess my question is you kept sort of your guidance for managed care revenues in ’08 at that 50% year-over-year growth. I guess why did you – why not expand that sort of guidance based on the scope expansion?

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Robert Holster:	Let me just comment on this – the idea of updating guidance in general.

We know that we’ve got a very significant event coming up. It’s the MIC Award. We’re either going to get it or we’re not going to get it but it is going to be a significant event to us.

We didn’t want to be – to drop back to ’07, as you may recall I discussed in an earlier conference call the fact that we found ourselves updating guidance very frequently and we think that’s probably disconcerting.

We’d prefer a posture in which we wait for a significant event or a significant new measurement point like a quarter end to come up before we considering updating guidance.

And that’s the philosophy we’re going to apply going forward. We think with MIC right around the corner for better or for worse it was premature to update guidance.

Richard Close:

Okay. And I guess a follow-up on that would be, you know, you’ve talked to in the past about, you know, your current book of business and I guess feeling comfortable with what your projections are or guidance is for 2008.

How big is the delta versus what you currently have in hand versus what you need to add maybe in new business to get to your ’08 guidance?

Or I guess I’m trying to gauge your level of confidence in the guidance that you’ve provided.

Robert Holster:	Richard when we give guidance we have a high level of confidence in it in particular for the full year. Our projection model does not work as well on a

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quarterly basis because of the capacity of major projects to swing back and forth between quarters.

To be specific, we have a high level of confidence in the guidance we’ve issued for 2008.

Richard Close:	And maybe deteriorating environment on the state level would only, you know, maybe enhance that confidence?

Robert Holster:	There will be lots of noise that surrounds a deteriorating environment.

For example you’ll hear one governor after another talk about how they’re going to cut this in Medicaid or that in Medicaid.

But that said we think that in general deteriorating economic environments is going to lead to higher unemployment and higher unemployment will drive Medicaid.

So to the extent the economy is worse, our prospects net improve.

Richard Close:

Okay. And I guess just one final question. You’ve thrown out a number in the past in terms of total recoveries. I think it was, you know, 2.6 billion or something in ’06 or can you give us an update on the level of recoveries that you guys did in ’07?

Walter Hosp:	We did about a billion in ’06 and we advertised that we saved several billion more in cost avoidance.

But we’re generally relying on state numbers and reconciling the state numbers. So we don’t have a number available yet for 2007.

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I think we believe that it was more than in 2006 but we don’t have a number available yet.

Richard Close:	Okay. Thank you.

Operator:	Your next question comes from Ivan Sacks with Ivan Sacks Equities.

Ivan Sacks:

Hello Bob, Bill and Walter. If I could just go to more macro situation, what conditions, you know, in the current environment, I know you discussed a little bit about it already, could be helpful or hurtful to any or all of your business segments.

Robert Holster:	Well let’s just answer the question first for 2008. We don’t see any significant reform initiative that’s likely of passage at the state level.

And what that means is that there’s going to be fundamentally no change in our operating environment or in the framework of our operating environment for 2008.

And we even expect that it would take well, well into 2009 if in 2009 at all for there to be significant change at the federal level.

So the primary driver then becomes not what’s going on through “Reform,” but what’s going on in the broader economy.

Unemployment drives Medicaid enrollment and Medicaid spending.

I’d further add that we’re now sufficiently present on both the fee-for-service and managed care side of the Medicaid equation. So if budgetary responses by

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governors in 2008 including using more managed care as a vehicle for cost control in Medicaid we believe that we’re in a position to pick the lives up through our managed care clients as they move out of fee-for-service.

So not a lot of change; the big variable is what happens with the economy.

Ivan Sacks:

As far as Bob you had mentioned the potential of maybe getting an acquisition or two. Do you see these as being accretive? I mean obviously I don’t know if you’re at that level of knowing whether that’d be accretive or not immediately.

And secondly, how many opportunities are there? Are there several or are there just like a couple that could be potentially in your target area?

Robert Holster:	We’re looking at several. But we’re pretty picky because for us acquisition at the current stage of our corporate existence is really about rounding out our Program Integrity product line.

And for us every acquisition is a make versus buy decision. We’d be surprised if we found ourselves in a situation in which an acquisition was decretive unless it happened very late in the year.

Ivan Sacks:	And then finally obviously you made acquisition of a number of people in your organization.

And obviously people are the drivers to your future.

Are there any particular people or situations that you – or people that you’ve acquired or brought on board that could make significant changes or be helpful to the business that you could speak about or address?

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Robert Holster:	I think Ivan that each of the key hires we’ve made over the past year is in a position to make a significant contribution to the business.

I wouldn’t single out any individual. We’ve hired perhaps a score of executives at a senior level or just below a Vice President level who we think will make an impact for us in 2008 and going forward.

Ivan Sacks:	Good, thank you very much.

Robert Holster:	Thank you.

Operator:	Your next question is from Richard Close with Jefferies & Co.

Richard Close:	Yeah, just really quick Bob, I was wondering if you could talk a little bit about Program Integrity but on the state level.

And, you know, how things are going there on that front for you guys. I know that that’s been a growing business and maybe how you expect that in 2008.

Bill Lucia:

Richard this is Bill. We’re actually – you know, we’ve been forming our team to be more aggressive in that marketplace and are developing products and the integration of Permedion helps us bolster that product line.

As Bob had mentioned our acquisition activities focus in the area of supporting our Program Integrity initiatives.

We are – the states are becoming a little more active in the procurement process for Program Integrity related services and we’ve been starting to roll out our – the marketing of our packaged solutions to the state.

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So I think what we’ll be able to talk about is more activity in Program Integrity as the year rolls out.

Richard Close:	Okay, thank you.

Robert Holster:	Thank you.

Operator:	At this time there are no further questions.

Gentlemen do you have any closing remarks?

Robert Holster:	We’d like to thank everybody for calling in and we look forward to speaking with you soon at conferences or at the next quarterly call.

Thank you.

Operator:	Thank you for participating in today’s conference.

You may now disconnect.

END